Exhibit 10.2

DST SYSTEMS, INC.
2015 DIRECTORS' DEFERRED FEE PLAN
(ADOPTED EFFECTIVE MAY 12, 2015)
DST Systems, Inc., a Delaware corporation, (the "Company") adopts this DST Systems, Inc. 2015 Directors' Deferred Fee Plan (the "Plan") for eligible Directors. The Plan is adopted effective May 12, 2015.
ARTICLE I
PURPOSE
The purpose of the Plan is to provide Directors with the opportunity to (i) receive Deferred Shares in lieu of (x) their annual cash Directors' fees (other than Meeting Fees) and (y) their Directors' annual equity awards and (ii) defer recognition of income tax until the settlement and payment of Deferred Shares upon the Director's Separation from Service from the Board.
ARTICLE II
DEFINITIONS
Certain capitalized terms used herein are defined parenthetically throughout this Plan and/or defined in this Article II.
“Account” means the bookkeeping account established by the Company or its delegate as provided in Section 3.2 to reflect Deferred Shares credited to the Account.
“Beneficiary” means the same beneficiary in effect under the "Designation of Beneficiary" made under the Company Equity Plan.
"Board" means the Company's Board of Directors.
"Change in Control" has the same definition as ascribed in the Company Equity Plan as in effect on the Effective Date (and ignoring for this purpose any amendment to such definition after the Effective Date), including the requirement that in no event will a Change in Control be deemed to have occurred under this Plan unless such event is also a change in control event under Code section 409A.
"Code" means the Internal Revenue Code of 1986, as amended, and including all applicable regulations and rulings promulgated thereunder.
"Company Equity Plan" means the Company's 2015 Equity and Incentive Plan, as the same may be amended from time to time.
"Compensation" means all of a Director's annual cash retainer, retainer fees for serving as a Lead Independent Director or chair of any committee of the Board, and annual equity awards for service as a Director, but excluding any Meetings Fees and payments made as reimbursement for expenses.

"Deferral Election" means a Director's election to defer any Compensation under the Plan. A Deferral Election shall be in writing and shall be delivered to the Plan Administrator or its designee in a form prescribed by the Plan Administrator.
"Deferred Share" means a Director's right to receive a Share upon the Director's Separation from Service. A Director shall have no voting rights with respect to a Deferred Share nor any right to receive a dividend on a Deferred Share but may be eligible to receive additional Deferred Shares in connection with the crediting of dividend equivalent payments in accordance with Section 4.3(b) of this Plan. All Deferred Shares shall be issued under and subject to the Company Equity Plan.
"Director" means any individual serving on the Board who is not an employee of the Company or any of its subsidiaries.
"Effective Date" means May 12, 2015.
"Evergreen Election" means a Deferral Election that will continue in effect for each subsequent Plan Year. An Evergreen Election may be terminated or modified with respect to a future Plan Year at any time before the election becomes irrevocable under Article IV (i.e., before 11:59:59 p.m. on December 31 immediately preceding January 1 of the Plan Year for which the Evergreen Election would otherwise apply).
"Fair Market Value" means;

(i)
with respect to a Share or other securities, as of the applicable date of determination, (a) the average of the highest and lowest reported sales prices on the New York Stock Exchange Composite Transactions listing, or (b) if the Shares or other securities are not listed on the New York Stock Exchange, Fair Market Value will be determined by such other method as the Board determines (which determination shall be conclusive) in good faith to be reasonable and in compliance with Code section 409A;

(ii)	with respect to any property other than cash or securities, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; and

(iii)	with respect to cash, the value of such cash in United States dollars.
"Meetings Fees" means any cash compensation earned by a Director and attributable directly for attending or participating in a Board meeting or Board committee meeting.
"Participant" means a Director who has completed and filed with the Plan Administrator a Deferral Election to participate under Section 4.1.
"Plan Administrator" means person or persons designated to administer the Plan pursuant to Article VI.
"Plan Year" means the calendar year.

"Separates from Service" or "Separation from Service" means a Director ceasing to serve as a director of the Company. A Director incurs a Separation from Service upon the effective date of the director's cessation as a director of the Company. Separation from Service shall have the same meaning as set forth under Code section 409A and any applicable regulations or Treasury Department guidance issued thereunder.
"Share" means a share of the common stock of DST Systems, Inc.
ARTICLE III
PARTICIPATION, PLAN ACCOUNTS AND CREDITS
3.1    Participation in the Plan. Subject to the rules relating to eligible timing to make Deferral Elections in accordance with Article IV below, any individual who is a Director may participate in the Plan.
3.2    Establishment of Plan Accounts. The Company or its delegate shall establish an Account on behalf of each Participant in the Plan. The amounts specified in Sections 4.3 shall be credited to the Participant’s Account.
3.3    Adjustments to Plan Account. If at any time the number of outstanding Shares shall be increased as the result of any stock dividend, subdivision, reclassification of shares or any other similar event, the number of Deferred Shares that are then credited to each Participant's Account shall be increased in the same proportion as the outstanding number of Shares is increased, or if the number of outstanding Shares shall at any time be decreased as the result of any combination or reclassification of Shares, reverse stock split or any other similar event, the number of Deferred Shares that are then credited to each Participant's Account shall be decreased in the same proportion as the outstanding number of Shares is decreased. If the Company shall at any time be consolidated with or merged into any other corporation and holders of the Shares receive common shares of the resulting or surviving corporation, the number of Participant's Deferred Shares then credited to the Participant's Account shall be multiplied by the number of common shares of stock given in exchange for a Share upon such consolidation or merger. If, in such a consolidation or merger, holders of the Shares shall receive any consideration other than common shares of the resulting or surviving corporation, the Board, in its sole discretion, shall determine the appropriate change in Participants' Accounts.
ARTICLE IV
DEFERRAL ELECTIONS
4.1    Deferral Election. A Director may elect to defer Compensation by completing a Deferral Election and submitting it to the Plan Administrator during the Election Period. The Deferral Election must indicate:

(a)
That the Director desires to have all Compensation earned during the upcoming Plan Year(s) converted into Deferred Shares under Section 4.3(a) and deferred under the Plan. Deferral Elections with respect to less than all Compensation are not permitted; and

(b)	Whether the Director intends that his or her Deferral Election:

(i)	should continue for all future Plan Years until revoked (i.e., an Evergreen Election); or

(ii)	that the Deferral Election should be effective for the single upcoming Plan Year only and no additional Plan Year (i.e., not an Evergreen Election).
In the absence of Deferral Election completed and filed by a Director with the Plan Administrator, any Compensation will be paid directly to the Director in accordance with the Company's Director remuneration policy. Any Evergreen Election may be revoked at any time prior to 11:59:59 p.m. on December 31 immediately preceding January 1 of the Plan Year for which the Evergreen Election would otherwise apply.
4.2    Timing of Deferral Election to Participate.

(a)
General Rule. A Deferral Election with respect to Compensation to be earned during the upcoming Plan Year may be made at any time before 11:59:59 p.m. on December 31 immediately preceding January 1 of the Plan Year during which Compensation would otherwise be earned.

(b)
Election for New Directors. Notwithstanding Section 4.2(a), with respect to an individual who (i) first became a Director after May 13, 2014 or (ii) on or after the Effective Date becomes a Director during a Plan Year (either by election or appointment as a Director), such Director may make and provide to the Plan Administrator a Deferral Election within thirty (30) days of the later of (x) the Effective Date or (y) the date the individual first becomes a Director (either by election or appointment as a Director), but any such election with respect to such first year of his or her directorship shall apply only with respect to Compensation paid for services to be performed after such Deferral Election. For purposes of the preceding sentence, an individual who at one point was a Participant, ceased being a Participant, and again becomes a Director (either by election or appointment), shall be considered a new Director only if:

(A)
he or she was not eligible to participate in the Plan (or any other plan or arrangement required by Code section 409A to be aggregated with the Plan) at any time during the twenty-four (24)-month period ending on the date he or she again becomes a Director, or

(B)
he or she was paid all amounts previously due under the Plan (or any other plan or arrangement required by Code section 409A to be aggregated with the Plan) and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan (and any other plan or arrangement required by Code section 409A to be aggregated with the Plan) for periods after such payment.

(c)
An election may not be revoked, changed or modified after the applicable filing deadline specified in Section 4.2(a) and 4.2(b), including with respect to Compensation paid after the individual ceases to be a Director. As provided in a Deferral Election, a Deferral Election once made, either shall continue in effect with respect to subsequent Plan Years, until a new election is filed by the Participant in accordance with an election under Section 4.1(b)(i) or the existing Deferral Election shall terminate at the end of the Plan Year for which such election relates in accordance with an election under Section 4.1(b)(ii).

4.3    Mode of Deferral. All deferrals of a Participant's Compensation shall be in the form of a credit of Deferred Shares to the Participant's Account. Credits shall be recorded in accounts established in Participants' names on the books of the Company.

(a)
Conversion of Compensation to Deferred Shares. If a Deferral Election has been made, all of a Director's Compensation otherwise payable during the Plan Year shall be converted into that number of Deferred Shares equal to the quotient obtained by dividing (i) the total amount of Compensation (i.e., total amount of cash and total Fair Market Value of equity (valued as of date of grant)) that otherwise would have been paid to the Director by (ii) the Fair Market Value of a Share on the date such cash payment or annual equity award would otherwise be due to the Director. Any fractional Share shall be rounded up to a whole Share.

(b)
Conversion of Dividend Equivalents to Deferred Shares. As of the date any dividend is paid to shareholders of Shares, a Participant's Account shall also be credited with an additional number of Deferred Shares (including fractions of a Share) equal to the quotient obtained by dividing (i) the total amount of cash dividends that otherwise would have been paid to the Director if all of the Deferred Shares (including fractions of a Deferred Share) were actual Shares by (ii) the Fair Market Value of a Share on the date such cash dividends would otherwise have been paid to the Director. In case of dividends paid in property, the dividend shall be deemed to be the Fair Market Value of the property at the time of distribution of the dividend, as determined by the Plan Administrator, and the Company shall credit the Participant's Account with additional Deferred Shares in the same manner as set forth above in this Section 4.3(b).

The Company shall not credit or deposit any actual Shares in an Account, but only make bookkeeping entries as if deposits had been made. If, for its own convenience, the Company should make deposits, any deposited sums shall remain a general, unrestricted asset of the Company and shall not be deemed as being held in trust, escrow or in any other fiduciary manner for the benefit of the Participant.
ARTICLE V
PLAN BENEFITS
5.1    General Payment Upon Separation from Service or Change in Control. As soon as administratively practicable following the earlier of a Change in Control or a Director's Separation from Service for any reason, the Participant’s Account shall be distributed to the Participant. Each whole Deferred Share shall be converted and paid as a Share and any fractional Deferred Share shall be rounded up and paid as a whole Share. If a Director's Separation from Service is on account of the Director's death, the payment of Shares shall be made to the Participant's Beneficiary.
5.2    Permissible Acceleration of Benefits. Notwithstanding any other provision hereof to the contrary, the Plan Administrator, in its sole discretion, may allow for the acceleration of a payment as permitted under Treasury Regulations § 1.409A 3(j)(4) such as but not limited to (i) distributions pursuant to a domestic relations order (§ 1.409A 3(j)(4)(ii)); (ii) distributions to comply with an ethics agreement with the Federal government (§ 1.409A 3(j)(4)(iii)); and (iii) distributions upon the inclusion of income under Code section 409A (§ 1.409A 3(j)(4)(vii)).
ARTICLE VI
ADMINISTRATION
The Board may designate an administrator of the Plan. Absent designation of an administrator by the Board, the Secretary of the Company shall administer the Plan. The administrator shall have discretionary authority with respect to the construction, application and interpretation of Plan provisions. The administrator may appoint a person or persons to assist the administrator in the day-to-day administration of the Plan. The Board, or a committee designated by the Board, may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan. The Board may delegate all of its rights, obligations and duties under the Plan to a committee of the Board.

ARTICLE VII    .
CLAIMS PROCEDURE
7.1    General. Any Participant or Beneficiary (“claimant”) who believes he or she is entitled to Plan benefits which have not been paid may file a written claim for benefits with the Board or its delegate within one (1) year of the Participant’s Separation from Service. If any such claim is not filed within one (1) year of the Participant’s Separation from Service, neither the Plan nor the Company shall have any obligation to pay the disputed benefit and the claimant shall have no further rights under the Plan. If a claim for a disputed Plan benefit is wholly or partially denied, notice of the decision will be furnished to the claimant by the Board or its delegate within a reasonable period of time, not to exceed sixty (60) days, after receipt of the claim by the Board or its delegate. Any claimant who is denied a claim for benefits will be furnished written notice setting forth:

(a)    the specific reason or reasons for the denial;

(b)    specific reference to the pertinent Plan provision upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim; and

(d)    an explanation of the Plan’s appeals procedure.

7.2    Appeal Procedures. To appeal a denial of a claim, a claimant or the claimant’s duly authorized representative may request a review by written application to the Board or its delegate not later than sixty (60) days after receipt by the claimant of the written notification of denial of a claim. In connection with such appeal, the claimant or the claimant’s duly authorized representative may review pertinent documents and may submit issues and comments in writing.
A decision on review of a denied claim will be made by the Board or its delegate not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review. The decision on review will be in writing and shall include the specific reasons for the denial and the specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1    Amendment or Termination of Plan. The Plan may be amended by a favorable vote of a majority of the members of the Board who are not Participants in the Plan or, in the event all Directors are Participants, by a favorable vote of two-thirds of all Directors. The Plan may be terminated at any time by the Board provided that such termination shall not affect the Accounts in existence at the time of the termination which Accounts shall continue and be distributed as if the Plan had not terminated. No amendment or termination of the Plan may accelerate the date of payment of a Participant’s Account as provided herein, except as permitted by law.
8.2    Non-Alienability. The rights of a Participant to the payment of benefits as provided in the Plan may not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. No Participant may borrow against the Participant’s interest in the Plan. No interest or amounts payable under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to, any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant.
8.3    Withholding for Taxes. To the extent required by law, the Company shall withhold from a Participant’s Compensation or Plan distributions such taxes as are required to be withheld for employment taxes. To the extent required by law, the Company shall withhold from a Participant’s Plan distributions such taxes as are required to be withheld for federal, state or local government income tax purposes.
8.4    Income and Excise Taxes. Each Participant (or the Participant’s Beneficiary) is solely responsible for the payment of all federal, state, and local income and excise taxes resulting from the Participant’s participation in this Plan.

8.5    Successors and Assigns. The provisions of this Plan are binding upon and shall inure to the benefit of the Company, its successors and assigns, and each Participant, such Participant’s Beneficiaries, heirs, and legal representatives.
8.6    Governing Law. This Plan shall be subject to and construed in accordance with the laws of the State of Missouri, without reference to conflicts of laws rules.
8.7    Funding. No promise hereunder shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises.
8.8    Termination. The Company reserves the right to terminate this Plan subject to the restrictions imposed by Section 409A and authoritative guidance thereunder.
8.9    Accounts Taxable Under Code section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code section 409A. If any provision of this Plan shall be determined to contravene Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Code section 409A, any such provision shall be void and have no effect and may be amended by the Company without the consent of the Participant, for the purpose of Code section 409A compliance. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code section 409A, the regulations promulgated thereunder, and regulatory interpretations or announcements with respect to Code section 409A. Any payment hereunder, including any payment upon a Change in Control, may be made in accordance with the payment timing rules set forth in Treasury Regulation § 1.409A-3(d). The Company shall have the authority to void any Deferral Election hereunder if necessary to maintain the Plan in compliance with Code section 409A and, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Election any provision or exercise of a right that otherwise would result in a violation of Code section 409A.
8.10    Relation to Company Equity Plan. All Deferred Shares and Shares issued pursuant to this Plan are subject to any applicable terms, conditions and restrictions of the Company Equity Plan, including, but not limited to, limitations on the number of Shares available for issuance under such plan and any securities registrations thereunder.